John Milton

Florida Rock Properties, Inc.

November 5, 2020

8:00 AM CT

Operator: The following is a recording for John Milton with Florida Rock Properties, Inc. on Thursday, November 5, 2020 at 8:00 AM Central Time. Excuse me, everyone, we now have all of our speakers in conference. Please be aware that each of your lines is in a listen only mode. At the conclusion of today's presentation, we will then open the floor for questions. At that time, instructions will be given as to the procedure to follow if you would like to ask a question. It is now my pleasure to turn today's conference over to John Baker III, Chief Financial Officer of FRP Holdings, Inc. Please go ahead, sir.

John Baker III: Good morning. I'm John Baker III, CFO and Treasurer of FRP Holdings, Inc. With me today here in person or by phone are John Baker II, our Chairman and CEO, David deVilliers, Jr., our President, John Klopfenstein, our Chief Accounting Officer, John Milton, our Secretary and Dave deVilliers III, our Executive Vice President. Before we begin, let me remind you that any statements made on this call, which relate to the future, are by their nature subject to risk and uncertainties that cause the actual results and events to differ materially from those indicated in such forward looking statements. These risks are detailed in our SEC filings, including our annual and quarterly reports. We have no obligation to revise or update any forward looking statements other than as opposed by law as a result of future events or new information. Thank you for joining us this morning. We appreciate your interest in FRP. Net income for the third quarter of 2020 was $5,455,000, or $0.57 per share versus $2,100,000 or $0.20 per share in the same period last year. The third quarter results were impacted by the following items. Interest expense decreased $83,000, as we capitalized more interest on joint venture construction projects. Loss on joint venture increased $1,042,000, because of a $1,129,000 operating loss at the Maren due to leasing efforts, and a gain of $5,732,000 from the sale of our building at the Hollander Business Park and the sale of 87 acres of our Fort Myers property as a result of the county exercising their option for a right-of-way, which will serve to enhance our future development there. We continued to buy stock during this quarter, and repurchases totaled 81,506 shares during the quarter, at an average price of $40.89 per share, bringing our total shares repurchased in the first nine months to 379,809 shares at an average price of $41.30. We remain very liquid, with approximately $166 million of cash and equivalents, including investments. Now, let me turn the call over to David deVilliers, Jr., who will give you a deeper dive into our operations.

David deVilliers, Jr.: Thank you, John. And good morning to those on the call this morning. Let me now provide you with our third quarter highlights and add a bit of detail to those provided by John in his opening remarks. As of the close of the third quarter, our Asset Management segment consisted of the three commercial properties - the Cranberry Business Center in Harford County, Maryland, the land at 21st Street in Jacksonville, Florida and lastly, our home office, a multi-tenanted office building in Hunt Valley, Maryland. In July, we finalized the sale of 1801 62nd Street in Baltimore, Maryland, our latest spec building that was completed in April of 2019. The sale generated $12.3 million in cash, at a profit of $3.8 million, which we are seeking 1031 exchange opportunities. As you may remember, the vast majority of asset management was reclassified to discontinued operations in 2018 and early 2019, as a result of the warehouse platform sale. This quarter, we continued to grow occupancy at Cranberry Run, from 71.9 percent as of June 30 to 78.6 percent at quarter's end. A significant $2 million renovation project is now complete, and the upgrades to the buildings have been well received by the market. Total revenues for this business segment were $721,000, up to $291,000 over the same period last year. Operating profit was a positive $35,000, up $195,000 from an operating loss of $160,000 in the same period last year, primarily due to our new spec building at 1801 62nd Street, reaching 100 percent occupancy, and continued increased occupancy at Cranberry Row. In the Mining and Royalty segment, total revenues were $2,507,000, versus $2,302,000 in the same period last year. Total operating profit was $2.2 million, an increase of $179,000, versus $259,000 in the same period last year. As of quarter's end, aggregates royalties were within 1 percent of last year's record numbers through the first nine months. And like last year, the royalties we have collected so far are greater than those collected any entire year prior to 2017. Finally, unrelated to any mining activity, local government exercised its right of eminent domain on some of our Fort Myers quarry to extend a roadway intended to ease traffic congestion in the area. We received $2.2 million in cash, incurring a $1.9 million profit. Under IRS Code 1033, we have up to three years to invest the profits in a like kind asset in order to defer this federal tax liability. This resulting roadway extension will greatly benefit any second-like developments on the remaining FRP owned acreage, once mining reserves are depleted. With respect to ongoing and new projects in the Development segment, we have several highlights. First, this quarter, we received final permits and began construction on two speculative warehouse buildings in Hollander Business Park in Baltimore, Maryland, adjacent to the previously mentioned 1801 62nd Street, which we sold last quarter. Totaling 147,000 square feet, the two industrial buildings are planned for delivery in the third quarter of 2021. Two, Phase 1 of our joint venture with St. John's Properties, consisting of four buildings totaling 72,080 square feet of single story office, and 27,950 square feet of small bay retail space in Baltimore County, Maryland, saw some activity this quarter, as our percentage leased increased to 47 percent, with the addition of the project's first retail tenant. Entitlements continue for our project in Hampstead, Maryland, known as Hampstead Overlook, which received concept plan approval this spring, with a 255 single family and townhouse lots proposed. We are currently seeking preliminary plan approval from the town and the county. This is a critical step in moving the development forward and a prerequisite for final plan approval, which secures the entitlements necessary to develop the project. Relative to our lending ventures platform, the first phase of settlement at the Hyde Park subdivision in Baltimore County, Maryland closed in May of this year on the 122 townhouse and four single family recorded lots. The settlement produced $2.67 million in principal and accrued interest. This quarter, we received the remaining $1.67 million in principal and $322,600 of accrued interest. Additional profits for the repayment of an $800,000 note, which accrues interest as expected over the 12 to eight months prior to its maturity in March of 2022. Our other landing ventures project, the residential development called Amber Ridge, located in Prince Georges County, Maryland, is currently in the initial stages of horizontal development. Two national home builders are under contract to purchase all 187 lots following the completion of certain infrastructure improvements. The first sections of these lots are scheduled to be turned over in the second quarter of 2021. These lending ventures appear to have nice returns, as we look to benefit from the surge in homebuilding and the shortage of lots in the areas we are concentrated. Moving on to Phase 2 of our Riverfront on the Anacostia project in Washington, D.C., known as Maren, it welcomed its first tenant in late March of this year. This 14 story, mixed used development consists of 264 apartments and 6,937 square feet of first floor retail. During the third quarter, Maren received 100 percent of its use and occupancy certificates and has seen robust leasing activity, increasing from 45 percent leased and 23 percent occupied at the end of June, to 76.14 percent leased and 68.94 percent occupied at the end of the third quarter. The retail component is 74 percent leased, with the large retail suite totaling 5,111 square feet, signing a tenant at the end of the second quarter. As with Dock 79, this is a joint venture with MidAtlantic Realty Partners, or MRP. FRP maintains a majority interest in this project. The first phase of our mixed use residential and retail development in Northeast Washington, D.C., known as Bryant Street, was 78 percent complete overall at the end of the third quarter, with the first of four buildings scheduled for delivery in the fourth quarter of this year, and the remaining three buildings expected to be complete by the fourth quarter of 2021. This phase consists of 488 apartments and 85,681 square feet of first floor and freestanding retail. Approximately 44,000 square feet of this retail is preleased. The project is running on time and within budget. This property is located in a designated Opportunity Zone, which allows us to defer a $14.9 million tax liability associated with the warehouse platform sale in 2018. This project is also a joint venture with MRP, and FRP holds the major interest. In December of 2019, the company contributed $37.3 million of equity into a new joint venture agreement with MRP for the development of a mixed use project known as 1800 Half Street. The development is located in the Buzzard Point area of Washington, D.C., less than half a mile down river from Dock 79 and Maren. It lies directly between our two-acre site on the Anacostia, currently under lease by Vulcan Materials and Audi Field, the home stadium of the D.C. United professional soccer team. The 10-story structure will have 344 apartments and 11,246 square feet of ground floor retail. The project is a qualified Opportunity Zone investment and will defer a bit over $10 million of taxes associated with 2018's warehouse platform sale. In June, we closed on a $74 million construction loan and subsequently began construction at the end August of this year. We expect to deliver this project in the fourth quarter of 2022. In addition to 1800 Half Street, and also in December of 2019, we ventured outside of Washington, D.C. and entered into two joint venture agreement with Woodfield Development, a strategic new partner, to invest in two separate and distinct residential development projects in Greenville, South Carolina. Woodfield has vast experience developing residential and mixed use projects throughout the Southeast and Washington, D.C. The first project, called Riverside, is 200 unit apartment project in which FRP contributed $6.2 million in exchange for a 40 percent ownership interest. Construction began during the first quarter this year and is expected to be complete in the third quarter of 2021. This is a qualified Opportunity Zone investment. A second project with Woodfield is a 227-unit mixed use development entitled, 408 Jackson, a nod to Shoeless Joe Jackson, who actually lived on this site, and which is adjacent to Greenville's minor league baseball stadium, which houses an affiliate of the Boston Red Sox. This project will also include 4,700 square feet of retail space. FRP received a 40 percent ownership position in this project in exchange for $9.7 million. Closing on the property occurred at the end of April of this year. Construction is also under way, and the project should be ready to receive its first tenant in the second quarter of 2022. This project is also a qualified Opportunity Zone investment, along with Riverside, allows us to defer a total of $4.3 million in taxes. Moving on to our stabilized Joint Ventures business segment, relative to Dock 79, net operating income for the quarter was $1.634,000, down 11.6 percent over the same period last year. Average occupancy during this quarter for apartments was 93.29 percent. This past quarter, the retention rate was 52.3 percent, but with no rate increases due to a statutory prohibition by the District of Columbia due to COVID. The rent freeze is currently expected to last into the first quarter of 2021. We will continue to renew and find tenants at their existing rates, deferring terms of occupancy over chasing rent growth. The retail component of Dock 79, which totals approximately 14,600 square feet, remain at 76 percent occupied and 76 percent leased as of the end of the quarter. Unfortunately, our retail tenants were shut down from March 16th through the end of June as a result of the COVID-19 pandemic, with the exception of one of the restaurants being partially open for carryout. All three retail tenants are now open, albeit nowhere near the normal occupancy. Rent payments have resumed for the most part. Our key guiding principle in this situation is maintaining open communication, while preserving our rights as landlord, while we wait to see what the future holds for these businesses. The goal is to be a good partner in our existing tenant base and to assist them through this unusual time. We partnered with these existing tenants, because we believed in their concepts and business plans, and we continue to do so. The remaining retail space had an executed letter of intent to lease prior to the COVID-19 breakout and is now back on the market. Dock 79 is a joint venture between MRP, in which FRP holds a 66 ownership percent interest. So to summarize FRP's movement in the mixed use development, prior to December 2019, we had ownership in 305 completed units at Dock 79. And we're committed to another 752 units, for a total of 1,057 units. As of December 2020, we will have completed 723 apartment units, with the inclusion of Maren and the first of four buildings at Bryant Street. We now have 1,105 units under construction, with future delivery dates ranging from the beginning in the third quarter of 2021 through the fourth quarter of 2022. As of December 2022, the total completed apartment inventory within our portfolio is projected to be 1,828 units, in which we currently hold an average ownership of 62 percent. And finally, relative to the new asset introduced to this business segment in July of last year, the 294 unit Hickory Creek apartment complex in Richmond, Virginia, things remained status quo in the third quarter with average occupancy running above 94 percent. The distribution was on time and for the anticipated amount of $86,000. Our $6 million investment in this project is a part of the 1031 like kind exchange. The complex was constructed in 1984 and substantially renovated in 2016. The business plan calls for further refurbishments to the interiors of the apartments and the increasing of rents prior to selling the project at a greater value after an appropriate hold period. FRP is fortunate to have a focused and talented team that has recently been quite active in leasing, development and sales across multiple business segments. However, it's important to note that like the rest of the world, we've changed, due to COVID. Our operations, communications, workflow and access have all been altered. But we're committed to our mission and remain mindful of the unprecedented impact COVID is having on us all. We are considered an essential business and continue to operate at full capacity, while heeding the guidance of the federal government and orders issued by the state and local authorities. Our offices in Baltimore, Maryland are open for limited activities on site, and all employees are set up to operate fully from their homes. When required, our employees are physically distancing and employing other measures to ensure the protection of the folks with whom we interact as we go about our business. At the end of the first quarter, requests for forbearance were limited to four tenants - three retail restaurants at Dock 79 and one small office tenant whose business focus was related to hotel services. At the end of the second quarter, all but one of the aforementioned tenants had made significant progress towards clearing late rents and expenses. By the end of the third quarter, laudable (ph 0:20:50.8) in working through appropriate payment schedules has continued. To be sure, FRP is not unscathed by COVID-19. However, the retail tenants at Dock 79 currently represent a total of 6 percent of the company's net operating income, and for the time being, appear to be faring better than most in their category. Our tenants continue to operate, though perhaps on revised schedules and conditions, and with few exceptions, continue to pay rent as usual. We are mindful of the challenges that are facing our tenants, partners and employees every day, and we strive to be good stewards of our stockholders' faith, as well as the trust and support of our business partners. COVID-19 marks a new beginning and will change the way we have to behave personally and professionally. But with all challenges come opportunity. Lastly, I would encourage everyone to visit our newly-minted website at www.frpdev.com, which now better reflects the company we have become, the investments we make and the future we seek. Thank you. I'll now turn the call back to John.

John Baker III: Thank you, David. As you can see, we've been very busy in redeploying the funds from the warehouse sale. Still we remain very liquid because of asset sales and strong cash generation. We've not been badly hurt by COVID, but we are mindful that we are by no means out of the woods. Our strong balance sheet gives us confidence that we can grow at a measured rate, while knowing that we have the dry powder to face an uncertain future. We appreciate your confidence, and we'll now open the floor to any questions.

Operator: Thank you. At this time, we'd like to open the floor for questions. If you would like to ask a question, please press the star key, followed by the one key, on your touchtone phone now. Questions will be taken in the order in which they are received. If at any time you need to remove yourself from the questioning queue, please press star two. Again, that is star one to ask an audio question. Our first question will be from Bill Chen from Rhizome Partners.

Bill Chen: Hi guys.

David deVilliers, Jr. Hey Bill.

John Baker III: Hey Bill. How are you?

Bill Chen: Good, good. Good to connect with you guys. I've got a few questions. The first one is on Dock 79. I looked at the Q2 leasing occupancy, which is 92 percent leased and 90 percent occupied. In Q3, the leasing went down by 1.6 percent. Occupancy is up by 4.3 percent. Could you just help me interpret like what that means when leasing percent is down 1.6 percent, and occupancy is up 4.3 percent?

John Baker III: It's not obvious? The reason for that kind of quirky disparity is that I think when we are two months out from a lease being renewed, if the lease has not yet been renewed, then we do not count that unit as leased, but it remains occupied.

Bill Chen: Okay. So from an economic perspective, is Dock 79 trending lower or higher? I guess the question I'm trying to ask based on these Q2 and Q3 numbers.

David deVilliers, Jr. I think, Bill, it's Dave deVilliers, it has been slightly off and predominantly because of the retail businesses not operating at a 100 percent occupancy. And so, we're not - losing a little bit - we did not get the overages in rent payments that we did last year, because of the baseball and just the success of the retail tenants. Also, the parking that we get from people driving to the baseball games and to the soccer games and also to the retail components, we're not getting that right now either. So we'd like to think that all that will ramp itself back up in the spring, but the good thing is that the occupancy seems to be holding. For example, I think at the end of October, we were 94 percent occupied, and we were a little over 93 percent leased. So we think that we're faring the pandemic pretty well down there. But the rent freeze obviously is an issue, and that looks like it's going for our renewals, that looks like that could probably creep over into the first quarter of 2021 and possibly a little bit longer. We just don't know.

Bill Chen: Got you. And if I could have a follow-up on the retail. I was down there in August, and obviously a very lovely area in the summer by the waterfront. But as we go into the winter season, and there's no baseball, any thoughts on kind of the retail tenants, their ability to weather Q4 and Q1?

David deVilliers, Jr. Generally, Bill, they're lesser profitable months for them, from November through March. One of the things that everybody is doing, and far more so, is they're trying to make the exterior spaces usable, which is not something that they really spent a lot of time on before. We have an extensive amount of outside areas, as you probably know. So all of the tenants are using as much of the space as we can offer them to create areas where people can come to eat and drink outside. I think we have - they'll probably have a hold on the market for propane heaters, but that's one of the things that they're all really working towards, because that seems to be a much safer and much more usable way to keep these restaurants performing as best they can.

Bill Chen: Thank you. Can I ask other questions, or do you want to me to go back to the queue?

David deVilliers, Jr. Keep going if you want.

Bill Chen: Sure, okay. On the aggregate business, I mean a phenomenal performance, but how do I think about - how much of that is driven by commercial construction versus single family construction versus infrastructure, and as I think about commercial construction, my understanding is that if the projects were in place already, you keep going. But I don't think anyone is starting commercial construction right now. You know, are we going to see some sort of drop-off effect on the commercial side? The single family side seems to be shining, and that seems to be the case for quite some time. So any thoughts on how do we think about the aggregate business going forward?

John Baker III: I am happy to answer the question. There's a kind of a traditional breakdown of what kind of jobs drive aggregate sales is single family homes, commercial construction and then infrastructure. And one of the reasons that Florida is such a great aggregates market is that compared to other states, single family home construction are a much stronger component of that mix than your other states. Obviously we have no idea of what the future holds, but I think as people want to get out of bigger cities and into kind of the Sun Belt areas like Florida because of COVID, Florida, which is a huge part of our aggregate assets, is going to benefit tremendously from that. And Georgia, as well.

Bill Chen: Got you, got you. That's very helpful. Thank you very much. My final question would be - I've got one final question, and then I could follow up offline, is that Bryant Street and 1800 Half Street, what are the thoughts - I mean the Dock 79 and Maren have done well relative to the D.C. market, but Bryant Street and 1800 Half Street doesn't necessarily have the luxury of those locations. Are you guys revising downward, or how are you thinking about what's the rent achievable versus what you guys have previously underwrote those projects to, given the - I think New York City has seen rent - I've seen rent down 15 percent. But

D.C., I think I've seen somewhere in the high single digits. And obviously occupancy is lower as well. But any kind of thoughts on what's in line for Bryant Street and 1800 Half Street as we bring that to market?

David deVilliers, Jr. I guess, Bill - this is David deVilliers. Obviously when we got into these projects, we weren't anticipating something like COVID. But I think the underlying possibilities are still there. They might just be pushed out a little bit. I mean, these projects are Opportunity Zone assets, and so, just by their very nature, we were pretty conservative in our estimating of lease-up and also of the initial rent structures, because they are in pioneering areas, right?

Bill Chen: Um-hum.

David deVilliers, Jr. And so for example, Bryant Street is not really going to be open for leasing, other than the small building of 150 units, just because that's how the construction process is going, until next summer. And the thing that drives that area obviously is public transportation. I mean, we literally - the Red Line literally dumps right out at the second station north of Union Station. And there's just not that many people riding the public transportation right now. So it's going to be slow as you go, but we're still very optimistic about the long-term aspects and also for Half Street. The area is still there, and Half Street's a little different, because we would put Half Street a little bit more along the lines of the - we hope to be as successful as the Maren and Dock, but down there, you've got the water. You've got sports and probably even gambling down in that area. So you've got a lot of different things that want to keep that area kind of moving forward. And again, Bryant Street's a little different, but it's a transit-oriented program. And like everyone knows, the transit-oriented programs are under a little bit of scrutiny right now, in the short term, because of COVID. But we were cautiously optimistic going in. We still remain cautiously optimistic, and we have had - we're looking at some, at least in our underwriting, we were planning on a fairly substantial lease-up time.

Bill Chen: Okay. One follow-up on 1800 Half Street. I've been down there and looked at that site. Is there any way that we could work with Vulcan on getting an easement on the waterfront so that people could kind of walk towards the navy yard from there, rather than like going around? Is that a possibility?

David deVilliers, Jr.: Well, probably not, Bill.

John Baker III: Unless (crosstalk 0:34:43.4). Unless you have a CDL and you can drive a ready mix truck.

Bill Chen: What's that?

John Baker III: Unless you have a commercial driver's license, and you can drive a ready mix truck, they're probably not going to let you on site.

Bill Chen: Got you. I mean, there's no way where you could kind offer some financial incentive, because I'm assuming that if we wait until 2026 for them to vacate that space so that you could kind of like walk along the water, it may make financial sense to get that built sooner rather than five or six years.

David deVilliers, Jr.: I think it also has to do with what's going on around us, too. We're looking at the other properties and the other property owners that kind of surround our site on the river. And there will be different ways to access riverfront. It just won't be across Vulcan's property.

Bill Chen: Gotcha. Well, those are all the questions that I have, and I'll follow up offline with you guys. I'll let others ask questions.

David deVilliers, Jr.: Okay. Thanks, Bill.

Operator: Thank you. Our next question will be from Stephen Farrell from Oppenheimer.

Stephen Farrell: Hi guys. Can you hear me?

John Baker III: Hi, Stephen.

David deVilliers, Jr.: Yes, sir.

Stephen Farrell: How are you? It was a relatively quiet quarter with respect to new projects besides the construction beginning on the Holland Business Park. Was this more related to confidence in existing projects?

David deVilliers, Jr.: We have a lot of projects under development now, as you know, from the apartment side. And I thought it was relative to development, we are massively under development with, as I mentioned in my remarks in the apartment side. And we took a while to get the building permits from Baltimore City in order to be able to start the new two buildings in the Hollander Business Park. And we have a couple of those pieces of ground under contract right now that we're looking at the possibility of increasing the warehouse platform once again, from an opportunistic standpoint. So even though - I guess the operating incomes were a little flat. The development side is going about as fast as it can go.

Stephen Farrell: Um-hum. And you mentioned the residential projects, and inventory remains tight. Do you feel sort of a sense of urgency to get those to market while the market is as supportive?

David deVilliers, Jr.: Well, yes. We have actually three of them, two of them which are lending ventures. Both of those - we sold one of them. We're under contract with National Homebuilders on the other one. And we have some substantial deposits from them for that one. The third one, which is the Hampstead Overlook, which has been tough, because we had to change the zoning on that from industrial to residential. And we have to meet the criteria of both the town and the county, which is always an interesting dynamic. But that area of the country being Carroll County is considered one of the finest places to raise a family. I didn't make that up. I just read it. And so, we're pretty excited about that, but we're very concerned about doing it the right way and seeing how people receive the different ideas that we come up with. So we think we're in a good place; we're in a good location. And we keep pushing forward, to your point, as quickly as we can, so that we try to hit the market.

Stephen Farrell: Great. And with regards to the Lee County right-of-way option exercise, does this impact mining in any way?

John Baker III: Potentially. So the area where the right-of-way is going is between sort of phases of mining that Vulcan has going on. The county moved as fast as they possibly could. It would be an issue for Vulcan just in terms of getting material from the Phase 1 part of the quarry to their land. It doesn’t take away any reserves or anything like that. It could potentially be a headache if the county moves before Vulcan is done mining with Phase 1, but that doesn't appear to be an issue yet. And the benefit of that is that it incentivizes Vulcan to mine as fast as possible on that Phase 1 land, so it could be a logistical headache, but in terms of reserves, it doesn’t impact it.

Stephen Farrell: Great. And there's often talks about an infrastructure plan, and mining revenues have been at all time high at your properties. Is there additional capacity, if there were to be an infrastructure deal?

John Baker III: Yes. Do you know if it's going to happen?

Stephen Farrell: No, that's the hard part, but just kind of want to know about volumes and price escalations if -

John Baker III: Prices can always go up, which is the beauty of prices, but no, there's definitely room for growth on our assets. And we would obviously, regardless of who the president is, hopefully that they recognize the urgency of an infrastructure bill, which is not only necessary, but would be great for business.

Stephen Farrell: Great, that's the only question that I have.

Operator: Thank you. Our next question will be from Kevin Amirsaleh with BMI Capital.

Kevin Amirsaleh: Hi, how are you guys? Can you hear me?

David deVilliers, Jr.: Yes.

John Baker III: Yes, sir.

Kevin Amirsaleh: Okay, great. I just wanted to comment that the website looks great. When did that happen? Did that happen pretty recently?

David deVilliers, Jr.: Yeah, it was - this Dave deVilliers. Thanks for bringing it up. It took us about 16 months, and we launched it literally about a week or so ago.

Kevin Amirsaleh: Awesome, awesome. Well, I just wanted to ask you guys a follow-up question. The high level narrative of the apartment business - is this where you guys kind of see the best place to allocate the 1031 money in this development and credit cycle, or is FRP basically going full steam and becoming really an apartment and residential multifamily company going into the future? Is it kind of marching down in that direction?

David deVilliers, Jr.: I'll take the first shot, John, and then you can correct me if you think I'm missing something. You know, we've expanded our development platform from just slowly being warehouse, and of course, being an aggregate company. And we moved into the apartments through the development of our properties that were best experience. And so, we kind of let the land tell us what it wants to be. The warehouses kind of got us to where we are, and we're still very much interested in maintaining that warehouse development program, albeit different that we want to, rather than hold them for a long term, we look to opportunistically exploit their value and dispose of them sooner, which is certainly an example of what we did with our latest building down at Hollander Business Park. As soon as we got that up, then it got leased. Someone wanted it from an e-commerce standpoint, and we were happy to sell it. So I would say we are heavily involved in development in apartments, and we'll probably continue to do so, but not without looking out over our shoulder, obviously, but more importantly, location is critical to us. We want to find places where population is growing, but we certainly are not forgetting where our roots are, which is obviously the aggregates and also the warehouse platform.

John Baker III: Yeah, Kevin, to follow up on what David was saying, as far as where the future of the company is going, we've got a pretty healthy pipeline of future multifamily projects that are already in the works, so to speak, whether it's Phase 3, Phase 4, 664E, where Vulcan is right now, definitely our future has multifamily in it, but I think as far as deploying capital, we're somewhat agnostic when it comes to our asset base. We love industrial right now, and we'll continue to deploy capital into developing land to start building more warehouses. If we could get - if we had an opportunity to expand our aggregates business, we would do that yesterday. We, of course, love that business. And then multifamily, we're obviously a big fan of, so I don't think there's any one asset base that we want to dominate future capital employment.

Kevin Amirsaleh: Awesome. Yeah, and those buildings look great, and it kind of sounds like you guys are staying opportunistic within the real asset class, and the Board has been really rational with its recent decisions. So, best of luck. Thanks, guys.

John Baker III: Thank you, Kevin.

David deVilliers, Jr.: Thank you.

Operator: Thank you. Our next question will be from Herbert Clotts with DIA Mizner Capital.

Herbert Clotts: Hey guys. (Audio interference 0:46:39.8). Good morning. I echo everything Kevin just said. I mean, super excited about the new website. It looks great. As you all think about sort of this expansion and sort of allocating some of the remaining proceeds from your industrial sale, can you all just talk about sort of markets of condition (ph 0:46:58.0)? I mean, John, you just outlined a pretty exciting pathway with sort of looking at obviously the aggregates business, but also, maybe a deeper dive back into the old roots on the industrial development side? Where are your markets where you guys are excited about right now?

John Baker III: Well, I can take a crack at that, Herbert. We still remain pretty excited about the Northeast, where we kind of started up here in the Mid Atlantic. It's still a major population area, and from a warehouse perspective, you can reach almost two-thirds of the population in an eight-hour drive with a truck. So it's a pretty major market. Baltimore, Maryland, Washington, D.C., Northern Virginia is still an awfully strong market for warehousing. And that's kind of where we grew up, and we keep our focus on that. Like I said before, we like the populated areas, areas where people continue to move. We have moved out of D.C., as I said earlier, into Greenville, South Carolina with our new strategic partner, Woodfield Development. They have done a tremendous amount of apartments down throughout the Southeast. We went to Greenville. We kind of fell in love with that, because of the area, its business climate. It's warm. There's a lot of young people there, and there just seems to be a lot of vibrancy down there in that area. So I guess to answer your question, we're looking for two things: (1) areas where we believe that there is growth; and then (2) partners that we can join forces with that we can do repeatable developments. And that's kind of hard, because we're not passive by any stretch of the imagination. We're pretty active developers. And so, we want to make sure that the groups that you join forces with are compatible. So between location and seeking out third party platforms, it's an interesting dynamic.

Herbert Clotts: Thank you. Yes, that's very helpful. And I guess just real quick, you know, particularly with the D.C. portfolio on the multi side, are you starting to see any sort of headwinds as far as collections are concerned? Or do you feel pretty good about sort of the creditworthiness? You spoke to the retail, and actually, that sounded relatively positive. But just more on the multi front, are you folks seeing any sort of headwinds with the collections, or do you feel pretty solid about the residents in place and to their ability to continue to pay rent, as this pandemic kind of continues to last longer than anyone wants?

John Baker III: Herbert -

David deVilliers, Jr.: Well, I think - go ahead, John.

John Baker III: You can obviously fill in the details. Of course, we had no expectation of COVID and corresponding economic slowdown when we signed the tenant that we have right now. But I think it speaks to our property manager, just kind of the good work they did on the front end that I believe other than maybe one tenant, we have not had any rent collection issues. And that's just because of the quality of the tenant base that we had in place prior to the pandemic hitting.

Herbert Clotts: Well, I'm sorry. I mistook that on the call. I thought that was just in regards to the retail. I didn't realize that was in regard to all the multi. That's fantastic.

John Baker III: Yes, no. We have one retail tenant and one residential tenant.

Herbert Clotts: Well, that's incredible. That almost sounded too good to believe. Well, that's great.

David deVilliers, Jr.: Fingers crossed that it keeps going in that direction.

Herbert Clotts: Awesome. Thank you so much. That's very exciting.

David deVilliers, Jr.: Thank you.

Operator: Thank you. Our next question will be from Curtis Jenson from Robotti & Company.

Curtis Jenson: Good morning, folks.

David deVilliers, Jr.: Curtis, how are you?

Curtis Jenson: Can you hear me?

John Baker III: Yes.

Curtis Jenson: I'm doing great. On 1800 Half Street, I guess you got the construction loan in Q2, and I'm curious about how banks are kind of lending on those projects, given what's going on with COVID. I mean, would the banks be looking at lending against your expected cost of construction, or are they kind of trying to look at it on a stabilized value basis, given uncertainty about maybe real estate markets. There's some more squishiness in what a stabilized value might be. I mean, how are they thinking about their LTV? I mean, is it sort like 65 percent of an expected value? Or can you just give me a sense of that?

David deVilliers, Jr.: It's a little lower than 65 percent.

John Baker III: Curtis - go ahead, David.

David deVilliers, Jr.: Yes, I'm sorry. It's a little lower than 65 percent, probably closer to 55 and 60 percent.

Curtis Jenson: Okay.

David deVilliers, Jr.: I think that - so the quote - and they do look very heavily at our costs. And of course, like anything, they look at the people that are seeking. They're looking at the borrowers, and do they have the experience to get these things to happen. So they have become far more conservative than before. But then, we weren't looking. We have never really looked to maximize the loan-to-value as we have been going into these things. We've usually stayed around 60 percent or as much as 65 percent, but that with an EB-5. But this one, we are probably a little less than 60 percent of loan-to-cost on this one.

Curtis Jenson: Are you seeing, or getting a sense around the D.C. market that just - you implied, I guess, that lending is getting a little tighter. Is that impacting any other developers? I mean, are people having to shelve some development plans, and kind of, is there any impact to supply based on this environment?

David deVilliers, Jr.: I think people are slow walking with the developments in certain areas, Curtis, for sure. You know, it takes a lot of equity to get into these things. And that's the beauty of FRP. As you know, we're very liquid. I think we have about - had about $165 million n the bank at the end of September. And again, the banks are very cautious about who they lend to, number one; and number two, the percentages of loan to cost. And both of those become a lot more critical.

Curtis Jenson: At Half Street, is that going to be sort of - are you targeting sort of same demographic as the Maren and Dock 79. I mean, is it kind of the same demographic that eventually you think will be occupying the building?

David deVilliers, Jr.: That whole area down there seems to be more millennial-oriented. But the units that we've designed - our underwriting is conservative. Again, I think, like I mentioned earlier, Half Street, like Bryant Street, are Opportunity Zone investments. And as you know, you're required to keep these assets for 10 years. And it's very beneficial if we do that, because of the capital gains deferral. And so, our underwriting of these projects is certainly - is different than the ones that are not Opportunity Zones. And so, we've looked a little bit more with a conservative eye at lease-up. Someone mentioned, why are you building a building behind a concrete plant? Well, the answer to that is, one of the great things about Half Street is when that building gets up and ready for lease, it just so happens that the timing is that there won't be another building coming on line when that one does, but Half Street.

Curtis Jenson: Yeah. 1801 62nd Street. The sale proceeds, I guess, are in the balance sheet as of the end of the third quarter, right - the $12 million or something like that? They were not on the balance sheet as of Q2, but they're in cash as of September?

John Baker III: That is correct.

Curtis Jenson: Alright, let me give you a pitch here. If I showed up with a duffle bag full of $10 million, would you sell me the two acres at Buzzard Point, or would it take more than that?

John Baker III: Where Vulcan is?

Curtis Jenson: Yes.

John Baker III: No, no we would not.

David deVilliers, Jr.: No.

Curtis Jenson: What kind of number would it take to get you guys out of there and turn the - I'm asking you to bet against yourself here -

John Baker III: Yeah.

Curtis Jenson: - and to give up control of that property.

John Baker III: More than $10 million but less than $1 billion - something like that.

Curtis Jenson: Fair enough.

John Baker III: I know that we have a hard and fast number in our head. David, do you remember what land right now in Buzzards Point is going for? Is it kind of $70-80 per FAR, something like that?

David deVilliers, Jr.: Yeah. Property, Curtis, is going for about $80. Actually and on the waterfront, it's even more, so there's a premium to waterfront. But relative to Buzzards Point, in the area that we're talking about, that ground has been going for $80 plus per FAR foot. And we're thinking that the land that Vulcan sits on is somewhere between 300,000 and 350,000 square feet of building. So you could do the math.

John Baker III: But that would be just for kind of your vacant land. We have a tenant in place that pays good rent. So -

Curtis Jenson: Yes, yeah.

John Baker III: - we're not in -

Curtis Jenson: (Overlapping). You've got $4 million in the bulkhead, too, I guess, right, a few years ago.

John Baker III: Yes.

Curtis Jenson: Are there opportunities to do more kind of like the lending on single family types of projects, where homebuilders are looking for land. Maybe they don't want to put up capital to buy the land - they're short of land. And looking for land. I mean, are there things there or -

David deVilliers, Jr.: Yes, Curtis, we do that. We have a couple of people that have a tremendous amount of residential experience. And the reason why we wanted to get into that, I guess into that business or that platform is that we have a pretty good eye; we believe that we have a pretty good eye for choosing land and have a lot of knowledge in land development. And the homebuilders have gotten away from buying raw land and entitling it, and then going through the infrastructure development, either because they don't want to, and because they aren't allowed to. And so, we look for areas where there's, let's call it filling the hole of the donut. The ones that we're doing right now - it's hard to believe that those properties are under development, when everything around them has got houses on them. We spend a lot of time just kind of looking for land in areas that we feel have the need for additional supply, and certainly, we have a couple of areas up towards Delaware that we're looking at. We're also down in PG County. So we're pretty selective. And more importantly, we really don't look to get into these things unless we kind of have a builder that's interested and willing to put up a little bit of a deposit up front, and maybe a lot of a deposit as we go through. So it's got a lot of things have to kind of line up for us to actually get involved in a certain piece of ground.

Curtis Jenson: And the last question - thank you. The last question is the sale of the 87 acres at Fort Myers. Is that part of 1900 or so acres you had at Fort Myers, and did it involve any of the entitled lots there?

John Baker III: It does not involve the entitled lots. This was an option that the county had that went back a ways, and it was actually pretty critical to the future success of those lots. So they did not take anything that's going to impact our ability to develop that land. It was part of the 1900 acres there.

Curtis Jenson: If anything, it was a modest positive for future development.

John Baker III: Modest - essential to future development, and the money's good, too.

Curtis Jenson: Okay, yeah. Alright, thanks very much. Keep up the good work.

John Baker III: Thank you, Curtis.

David deVilliers, Jr.: Thank you, Curtis.

Operator: Thank you. I'm showing no further questions at this time.

John Baker III: Alright, well, thank you again for your support, and we obviously appreciate your interest in the company and -

David deVilliers, Jr.: Talk to you next quarter.

John Baker III: Talk to you next quarter. Thanks, everyone.

Operator: Thank you. Ladies and gentlemen, this concludes today's teleconference. You may now disconnect.

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